Exhibit 99.1

              AltiGen Reports Third Quarter 2004 Financial Results

              Company Reports Profit; Posts $0.01 Per Diluted Share

                       Sequential Revenue Growth of 18%


    FREMONT, Calif., July 28 /PRNewswire-FirstCall/ -- AltiGen Communications, Inc. (Nasdaq: ATGN), a leading provider of next generation IP-PBX phone systems today reported its financial results for the Company's third quarter of fiscal 2004 ended June 30, 2004.

    Revenues for the third quarter of fiscal 2004 were $3.9 million, compared to $3.3 million in the second quarter of fiscal 2004 and $3.4 million a year ago. Net profit for the quarter was $185,000 or $0.01 per diluted share, compared to a net loss of $246,000 or $0.02 per share in the second quarter, and a net loss of $629,000 or $0.05 per share a year ago.

    Revenues for the first nine months of 2004 were $10.8 million compared to $8.6 million for the first nine months of 2003. Net loss for the first nine months of 2004 was $108,000 or $0.01 per share compared to a net loss of $3.1 million or $0.23 per share for the first nine months of 2003.

    "We are delighted to report that AltiGen achieved an important milestone in the third quarter surpassing our breakeven point, and are pleased with the momentum we've experienced to date," said Gilbert Hu, President and Chief Executive Officer of AltiGen. "During the quarter, we saw growth across our key markets and heightened interest in our products in regions that we recently entered, especially in Europe. In particular, sales of our AltiContact Manager (ACM) soared this quarter, and nearly doubled. Market reception of our products has been encouraging, and we are truly beginning to see the results of our efforts in educating the market about AltiGen's solutions.

    "By adhering to our strategy with continued investments in our technology, strengthening of our reseller channels and reinforcement of our financial position, we believe AltiGen is very well positioned to benefit from the accelerating migration to Voice over IP technology. We intend to continue to focus on our business fundamentals, expand into strategic markets, and profitably grow the Company," Mr. Hu concluded.

    Phil McDermott, AltiGen's Chief Financial Officer commented, "In addition to exceeding our breakeven point this quarter, AltiGen also increased its cash and short-term investment position to $9.5 million, further improving our financial condition. Moving forward, we will continue to carefully manage expenses while continuing to invest in opportunities to grow our business."

    The Company will conduct a conference call with investment professionals at 2:00 PM Pacific Time (5:00 PM Eastern Time) today, July 28, 2004 to discuss the Company's results of operations for the third quarter. Dial
(800) 795-1259 to listen in to the call. A live Webcast will also be made available at http://www.altigen.com and will also be archived for 90 days at this URL.


    About AltiGen

    AltiGen(R) Communications, Inc. is a leading manufacturer of IP telephony and contact center systems. The company designs, manufactures and markets next generation, IP PBX telephone systems and IP contact centers that use both the Internet and the public telephone network to enable an array of applications that take advantage of the convergence of voice and data communications. AltiGen Communications products are available from authorized resellers. AltiGen's AltiServ(TM) has been recognized for excellence with more than 40 industry awards since 1996. Deloitte & Touche(R) has named AltiGen, as the 111th fastest growing company in the U.S. AltiGen Communications remains the leading manufacturer of delivered next-generation business telephony for the SMB market and is a certified Microsoft(R) Gold ISV.


    Safe Harbor Statement

    This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, including, without limitation, statements regarding the continued market acceptance of our Voice over IP telephone systems and call center solutions in the small to midsize marketplace, the continued success of our new product releases, and our ability to profitably grow the Company. These statements reflect management's current expectation. However, actual results could differ materially as a result of unknown risks and uncertainties, including but not limited to, risks related to AltiGen's limited operating history. For a more detailed description of these and other risks and uncertainties affecting AltiGen's performance, please refer to the Company's most recent 10Q for the quarter ended March 31, 2004, and its 10-K for the year ended September 30, 2003. AltiGen assumes no obligation to update the forward-looking information contained in this press release.



                         AltiGen Communications, Inc.
               Condensed Consolidated Statements of Operations
                (Amounts in thousands, except per share data)
                                 (Unaudited)

                                        Third Quarter Ended  Nine Months Ended
                                               June 30            June 30
                                          FY 2004   FY 2003  FY 2004  FY 2003

    Net Revenues                           $3,883    $3,401  $10,806   $8,646
    Gross profit                            2,403     2,004    6,638    4,905

    Research and development                  754     1,003    2,400    3,003
    Selling, general & administrative       1,490     1,661    4,418    5,146
    Deferred stock compensation                --        14       --       41

    Operating profit (loss)                   159      (674)    (180)  (3,285)

    Interest and other income, net             26        45       72      218

    Net profit (loss)                        $185     $(629)   $(108) $(3,067)

    Basic and diluted net profit (loss)
     per share                              $0.01    $(0.05)  $(0.01)  $(0.23)

    Weighted average shares outstanding
      Basic                                14,307    13,655   14,194   13,573
      Diluted                              15,659    13,655   14,194   13,573


                    Condensed Consolidated Balance Sheets
                            (Amounts in thousands)
                                 (Unaudited)

                                             June 30, 2004  September 30, 2003

    Cash and cash equivalents                     $6,833           $8,548
    Short-term investments                         2,667            1,598
    Accounts receivable, net                       1,786            1,521
    Inventories                                      857              910
    Other current assets                             200              193
    Net property and equipment                       170              245
    Other long-term assets                           245              195
    Total Assets                                 $12,758          $13,210

    Current liabilities                           $2,100           $2,920
    Long-term deferred rent                         $149              $--
    Stockholders' equity                          10,509           10,290

    Total Liabilities and Stockholders' Equity   $12,758          $13,210



SOURCE  AltiGen Communications, Inc.
    -0-                             07/28/2004
    /CONTACT: Phil McDermott, CFO of AltiGen Communications, +1-510-252-9712 or pmcdermott@altigen.com; or, Investor Relations, Jason Golz or Quynh Nguyen, qnguyen@fd-us.com, both of Financial Dynamics, +1-415-439-4516, for AltiGen Communications/
    /Web site:  http://www.altigen.com /
    (ATGN)

CO:  AltiGen Communications, Inc.
ST:  California
IN:  CPR TLS NET
SU:  ERN CCA